NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
FEBRUARY 12, 2004                            PAUL J. MEYER
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2003 4TH QUARTER RESULTS

     Kahului, Hawaii, February 12...Maui Land & Pineapple Company, Inc. (AMEX:MLP) today reported fourth quarter 2003 net income of $1.2 million or $.17 per share. For the fourth quarter of 2002, ML&P incurred a net loss of $2.2 million ($.31 per share). Consolidated revenues for the fourth quarter of 2003 were higher than the fourth quarter of 2002 by 8%. The improved fourth quarter results include the $2.9 million gain from the sale of substantially all of the assets of the Company's Costa Rican pineapple affiliate in December 2003 and a $5.4 million cash distribution that the Company received in December 2003 from the U.S. Customs Service. The cash distribution was made pursuant to the Continued Dumping and Subsidy Offset Act of 2000, which allows for distribution of antidumping duties to injured domestic producers. Partially offsetting these positive factors for the fourth quarter was a 46% increase in consolidated general and administrative expenses largely due to $2.3 million in the write-off of obsolete assets, in particular from the pineapple segment, and $1.3 million of employee severance costs across all business segments.

     David C. Cole, President and CEO said, "We acted in the fourth quarter of 2003 to simplify our business. We divested our offshore pineapple operations to focus our efforts closer to home and we discontinued our fresh-cut product line to concentrate on more promising product categories. Also, following a comprehensive review of our newly installed integrated accounting system, we elected to abandon the use of certain components. Collectively, these and other actions resulted in significant write offs of fixed assets, inventories and supplies."

     For the year 2003, ML&P reported net income of $6.0 million or $.83 per share compared to a net loss of $5.7 million ($.79 per share) for 2002. Consolidated revenues for 2003 increased by 14% compared to 2002. General and administrative expenses increased by 35% in 2003 compared to 2002 with the largest increases being $2.3 million for the write off of obsolete assets, $3.0 million for employee severance costs, $1 million increase in pension expense and $1 million increase in depreciation expense.

     The Company's Pineapple segment reported operating profit from continuing operations of $3.3 million compared to an operating loss from continuing operations of $3.5 million for the fourth quarter of 2002. The Pineapple segment had an operating profit from discontinued operations of $2.2 million for the fourth quarter of 2003 compared to $238,000 for the fourth quarter of 2002. The operating results of the Company's Costa Rican affiliate prior to the December 2003 sale and the gain of $2.9 million from the sale have been reported as discontinued operations. Prior period amounts have been restated for comparability.

     For the year 2003, the Pineapple segment produced an operating loss from continuing operations of $921,000 compared to a loss of $8.5 million for 2002. Pineapple operating profit from discontinued operations was $2.2 million for the year 2003 compared to $567,000 for 2002. Revenues from continuing Pineapple operations increased by 25% and 14%, respectively for the fourth quarter and the year 2003 as compared to 2002. The receipt from U.S. Customs of $5.4 million in December of 2003 was the primary reason for the improved operating results from Pineapple continuing operations for the fourth quarter and the full-year 2003. Also contributing to the improved full year results from continuing operations are improved sales prices for processed pineapple products and $2.9 million of non-recurring revenue related to a legal issue.

     Kapalua Resort produced an operating loss of $1.3 million for the fourth quarter of 2003 compared to an operating profit of $481,000 for the fourth quarter of 2002. For the year 2003, the Resort segment reported an operating loss of $1.2 million compared to an operating profit of $2.8 million for the year 2002. The lower results were principally due to fewer sales of new real estate product in 2003 and to higher employment-related, general and administrative costs.

     The Company's Commercial & Property segment reported an operating loss of $470,000 for the fourth quarter of 2003 compared to an operating profit of $386,000 for the fourth quarter of 2002. For the year 2003, this segment reported an operating profit of $15.0 million compared to an operating loss of $91,000 for 2002. Operating results for the year 2003 include the third quarter sales of both the Napili Plaza and the Queen Kaahumanu Center. Kaahumanu Center Associates (the joint venture that owned Queen Kaahumanu Center) was dissolved upon the sale of Queen Kaahumanu Center, which resulted in the reversal of the Company's accumulated losses from the joint venture in excess of its investment in the third quarter of 2003. The reversal of these accumulated losses was responsible for $11.8 million of the operating profit from this segment for 2003. The operating results for Napili Plaza prior to the sale and the $1.9 million gain from the sale have been reported as discontinued operations and prior period amounts have been restated for comparability.

             *        *        *        *        *

                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
            (Dollars in Thousands Except Per Share Amounts)

                              (Unaudited)
                           Three Months Ended        Year Ended
                              December 31            December 31
                             2003      2002         2003      2002
Revenues
  Pineapple               $45,104   $32,049       $117,589   $99,153
  Less discontinued
   operations              (7,563)   (1,943)       (12,551)   (6,625)
  Resort                   10,792    12,633         45,568    49,757
  Commercial & Property       245     2,423         20,628     6,520
  Less discontinued
   operations                  (3)     (281)        (2,591)   (1,100)
  Other                        (8)       33             23        35
Total Revenues             48,567    44,914        168,666   147,740

Operating Profit (Loss)
  Pineapple                 5,457    (3,289)         1,266    (7,935)
  Less discontinued
   operations              (2,159)     (238)        (2,187)     (567)
  Resort                   (1,283)      481         (1,169)    2,830
  Commercial & Property      (470)      386         15,041       (91)
  Less discontinued
   operations                 (11)      (21)        (1,982)      (61)
  Unallocated corporate
   expenses                  (569)     (330)        (1,965)   (1,508)
Total Operating Income
  (Loss)                      965    (3,011)         9,004    (7,332)
Interest Expense             (511)     (605)        (2,526)   (2,389)
Income Tax (Expense) Benefit (740)    1,256         (2,612)    3,697

Income (Loss) - Continuing
  Operations                 (286)   (2,360)         3,866    (6,024)

Income - Discontinued
  Operations                1,493       140          2,131       315

Net Income (Loss)         $ 1,207   $(2,220)       $ 5,997   $(5,709)

Per Common Share - Basic and Diluted
  Income (Loss) - Continuing
    Operations               (.03)     (.33)           .54      (.83)
  Income - Discontinued
    Operations                .21       .02            .29       .04
  Net Income (Loss)       $   .17   $  (.31)       $   .83    $ (.79)

Average Common
  Shares Outstanding    7,195,800  7,195,800     7,195,800  7,195,800